Exhibit 10.1

FOURTH AMENDMENT TO THE

AGREEMENT OF LIMITED PARTNERSHIP OF

GLOBAL MEDICAL REIT L.P.

DESIGNATION OF 8.00% SERIES B

CUMULATIVE REDEEMABLE PREFERRED UNITS

November 18, 2025

Pursuant to Sections 4.02 and 11.01 of the Agreement of Limited Partnership of Global Medical REIT L.P. (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance of up to 2,300,000 shares of 8.00% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) of the Parent REIT and the issuance to the Parent REIT of Series B Preferred Units (as defined below) in exchange for the contribution by the Parent REIT of the net proceeds from the issuance and sale of the Series B Preferred Stock:

1.             Designation and Number. A series of Preferred Units (as defined below), designated the “8.00% Series B Cumulative Redeemable Preferred Units” (the “Series B Preferred Units”), is hereby established. The number of authorized Series B Preferred Units shall be 2,300,000.

2.             Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this Amendment to the Partnership Agreement shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary of the Parent REIT filed with the State Department of Assessments and Taxation of the State of Maryland, designating the terms, rights and preferences of the Series B Preferred Stock.

“Base Liquidation Preference” shall have the meaning provided in Section 6.

“Business Day” shall have the meaning provided in the Articles Supplementary.

“Change of Control” shall have the meaning provided in the Articles Supplementary.

“Change of Control Conversion Date” shall have the meaning provided in the Articles Supplementary.

“Change of Control Conversion Right” shall have the meaning provided in Section 9(b).

“Common Stock” means shares of the Parent REIT’s common stock, par value $0.001 per share.

“Common Stock Price” shall have the meaning provided in the Articles Supplementary.

“Common Stock Conversion Consideration” shall have the meaning provided in the Articles Supplementary.

“Conversion Consideration” shall have the meaning provided in Section 9(d).

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Junior Units” shall have the meaning provided in Section 4.

“Net Operating Income” shall have the meaning provided in Section 10(f).

“Original Issue Date” shall have the meaning provided in the Articles Supplementary.

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership Agreement” shall have the meaning provided in the recital above.

“Preferred Units” means all Partnership Interests designated as preferred units by the General Partner from time to time in accordance with Section 4.02 of the Partnership Agreement.

“Record Date” shall have the meaning provided in the Articles Supplementary.

“Redemption Date” shall have the meaning provided in Section 7(b)(iii).

“Regular Redemption Right” shall have the meaning provided in Section 7(b)(i).

“Series B Preferred Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series B Preferred Return” shall have the meaning provided in Section 5(a).

“Series B Preferred Stock” shall have the meaning provided in the recital above.

“Series B Preferred Units” shall have the meaning provided in Section 1.

3.             Maturity. The Series B Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.             Rank. The Series B Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Common Units and LTIP Units of the Partnership and any class or series of Preferred Units expressly designated as ranking junior to the Series B Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (together with the Common Units and the LTIP Units, the “Junior Units”); (b) on a parity with the Series A Preferred Units and any other class or series of Preferred Units issued by the Partnership expressly designated as ranking on a parity with the Series B Preferred Units, as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series B Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership. The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, which will rank senior to the Series B Preferred Units prior to conversion or exchange. The Series B Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness.

5.	Distributions.

(a)             Subject to the preferential rights of holders of any class or series of Preferred Units of the Partnership expressly designated as ranking senior to the Series B Preferred Units as to distributions, the holders of Series B Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of funds of the Partnership legally available for payment of distributions, cumulative cash distributions at the rate of 8.00% per annum of the Base Liquidation Preference (as defined below) per unit (equivalent to a fixed annual amount of $2.00 per unit) (the “Series B Preferred Return”) from and including the Original Issue Date (or the first day following the end of the most recent distribution period for which distributions on the Series B Preferred Units have been paid). Distributions on the Series B Preferred Units shall accrue and be cumulative from (and including) the Original Issue Date, and shall be payable quarterly, in equal amounts, in arrears, on or about January 31, April 30, July 31, and October 31 of each year (or, if not a Business Day, the next succeeding Business Day (each a “Series B Preferred Distribution Payment Date”) for the period ending on such Series B Preferred Distribution Payment Date, commencing on January 31, 2026. The amount of any distribution payable on the Series B Preferred Units for any partial distribution period will be computed on the basis of twelve 30-day months and a 360-day year (it being understood that the distribution payable on January 31, 2026, will be for less than the full quarterly period). Distributions will be payable to holders of record of the Series B Preferred Units as they appear on the records of the Partnership on the Record Date (each, a “Distribution Record Date”). The distributions payable on any Series B Preferred Distribution Payment Date shall include distributions accumulated from the most recent Series B Preferred Distribution Payment Date (or, if none, the Original Issue Date) to, but not including, the next Series B Preferred Distribution Payment Date. Distributions payable on the Series B Preferred Units for each full distribution period will be computed by dividing the applicable annual Series B Preferred Return by four. After full cumulative distributions on the Series B Preferred Units have been paid or declared and funds therefor set aside for payment with respect to a distribution period, the holders of Series B Preferred Units will not be entitled to any further distributions with respect to that distribution period.

(b)             No distributions on the Series B Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of either of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)             Notwithstanding anything to the contrary contained herein, distributions on the Series B Preferred Units will accrue whether or not the restrictions referred to in Section 5(b) exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution on the Series B Preferred Units which may be in arrears. When distributions are not paid in full upon the Series B Preferred Units and any Parity Preferred Units (or a sum sufficient for such full payment is not so set apart), all distributions declared upon the Series B Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series B Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Series B Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions for prior distributions periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other.

(d)             Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series B Preferred Units have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods that have ended, no distributions (other than a distribution in Junior Units or in options, warrants or rights to subscribe for or purchase any such Junior Units) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Units or the Parity Preferred Units, nor shall any Junior Units or Parity Preferred Units be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except (i) by conversion into or exchange for Junior Units,

(ii) the purchase of Series B Preferred Units, Junior Units or Parity Preferred Units in connection with a redemption of stock pursuant to the Articles Supplementary to the extent necessary to preserve the Parent REIT’s qualification as a REIT or (iii) the purchase of Parity Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Units). Holders of the Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions on the Series B Preferred Units as provided above. Any distribution made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable. Accrued but unpaid distributions on the Series B Preferred Units will accrue as of the Series B Preferred Distribution Payment Date on which they first become payable.

(e)             For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation) by distribution, redemption or other acquisition of the

Partnership Units is permitted under Delaware law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

6.             Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series B Preferred Units are entitled to be paid out of the assets of the Partnership legally available for distribution to its partners, after payment of or provision for the Partnership’s debts and other liabilities, a liquidation preference of $25.00 per unit (the “Base Liquidation Preference”), plus an amount equal to any accrued but unpaid distributions (whether or not authorized or declared) thereon to, but not including, the date of payment, but without interest, before any distribution of assets is made to holders of Junior Units. If the assets of the Partnership legally available for distribution to partners are insufficient to pay in full the liquidation preference on the Series B Preferred Units and the liquidation preference on any Parity Preferred Units, all assets distributed to the holders of the Series B Preferred Units and any Parity Preferred Units shall be distributed pro rata so that the amount of assets distributed per Series B Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that the liquidation preference per Series B Preferred Unit and such Parity Preferred Units bear to each other. Notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Units at the respective addresses of such holders as the same shall appear on the records of the Partnership. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Units will have no right or claim to any of the remaining assets of the Partnership. The consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory exchange by the Partnership or a sale, lease, transfer or conveyance of all or substantially all of the Partnership’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Partnership.

7.	Redemption.

(a)             The Series B Preferred Units are not redeemable except as otherwise provided in this Section 7.

(b)             In connection with any redemption by the Parent REIT of any shares of Series B Preferred Stock pursuant to Section 6 of the Articles Supplementary, the Partnership shall redeem, on the date of such redemption, an equal number of Series B Preferred Units held by the Parent REIT. As consideration for the redemption of such Series B Preferred Units, the Partnership shall deliver to the Parent REIT an amount of cash equal to the amount of cash paid by the Parent REIT to the holder of such shares of Series B Preferred Stock in connection with the redemption thereof.

8.	Voting Rights. Holders of the Series B Preferred Units will not have any voting rights.

9.	Conversion.

(a)             The Series B Preferred Units are not convertible or exchangeable for any other property or securities except as otherwise provided in this Section 9.

(b)             In the event that a holder of Series B Preferred Stock of the Parent REIT exercises its right to convert the Series B Preferred Stock into Common Stock of the Parent REIT in accordance with the terms of the Articles Supplementary, then, concurrently therewith, an equivalent number of Series B Preferred Units of the Partnership held by the Parent REIT shall be automatically converted into a number of Common Units of the Partnership equal to the number of shares of Common Stock issued upon conversion of such Series B Preferred Shares; provided, however, that if a holder of Series B Preferred Stock of the Parent REIT receives cash or other consideration in addition to or in lieu of Common Stock in connection with such conversion, then the Parent REIT, as the holder of the Series B Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the Parent REIT to such holder of the Series B Preferred Stock. Any such conversion will be effective at the same time the conversion of Series B Preferred Stock into Common Stock is effective.

(c)             No fractional units will be issued in connection with the conversion of Series B Preferred Units into Common Units. In lieu of fractional Common Units, the Parent REIT shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the Common Stock Price used in determining the Common Stock Conversion Consideration under the Articles Supplementary.

10.	Allocation of Profit and Loss.

Section 5.01(f) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.01(f) is inserted in its place:

(f)  Priority Allocations With Respect To Preferred Units. After giving effect to the allocations set forth in Sections 5.01(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.01(a) and 5.01(b), Net Operating Income shall be allocated to the Parent REIT until the aggregate amount of Net Operating Income allocated to the Parent REIT under this Section 5.01(f) for the current and all prior years equals the aggregate amount of the Series A Preferred Return and Series B Preferred Return paid to the Parent REIT for the current and all prior years; provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series A Preferred Return and Series B Preferred Return with respect to the January Series A Preferred Distribution Payment Date and January Series B Preferred Distribution Payment Date if the General Partner sets the Distribution Record Date for such Series A Preferred Distribution Payment Date and Series B Preferred Distribution Payment Date on or prior to December 31 of the previous year. For purposes of this Section 5.01(f), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.01(h) hereof.

11.           Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

GLOBAL MEDICAL REIT GP LLC, a Delaware limited liability company,

By: GLOBAL MEDICAL REIT INC., a Maryland corporation and its sole member

/s/ Jamie Barber
Name: Jamie Barber
Title: General Counsel

[Signature page for Fourth Amendment to Partnership Agreement-November 2025]